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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

SGX Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock, $0.001 par value
(Title of Class of Securities)
78423C108
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)
     ☐ Rule 13d-1(c)
     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 18 pages

CUSIP No.	78423C108	13G	Page	2	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Fund IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 2 of 18 pages

CUSIP No.	78423C108	13G	Page	3	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Parallel Fund IV-A, C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

The Netherlands

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 3 of 18 pages

CUSIP No.	78423C108	13G	Page	4	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Entrepreneurs’ Fund IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 4 of 18 pages

CUSIP No.	78423C108	13G	Page	5	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 5 of 18 pages

CUSIP No.	78423C108	13G	Page	6	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Entrepreneurs’ Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 6 of 18 pages

CUSIP No.	78423C108	13G	Page	7	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Associates IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 7 of 18 pages

CUSIP No.	78423C108	13G	Page	8	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Associates III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 8 of 18 pages

CUSIP No.	78423C108	13G	Page	9	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Associates IV, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

Page 9 of 18 pages

CUSIP No.	78423C108	13G	Page	10	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Atlas Venture Associates III, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

Page 10 of 18 pages

CUSIP No.	78423C108	13G	Page	11	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Axel Bichara

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Germany

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Page 11 of 18 pages

CUSIP No.	78423C108	13G	Page	12	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Jean-Francois Formela

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

France

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Page 12 of 18 pages

CUSIP No.	78423C108	13G	Page	13	of	18

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Christopher Spray

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,485,068 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,485,068 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,485,068 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Page 13 of 18 pages

Schedule 13G

Item 1(a).	Name of Issuer: SGX Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

10505 Roselle Street, San Diego, CA 92121

Item 2(a).	Name of Person Filing:
Atlas Venture Fund IV, L.P. (“Atlas IV”), Atlas Venture Parallel Fund IV-A, C.V. (“Atlas IV-A”), Atlas Venture Entrepreneurs’ Fund IV, L.P. (“AVE IV” and together with Atlas IV and Atlas IV-A, the “Atlas IV Funds”), Atlas Venture Fund III, L.P. (“Atlas III”), Atlas Venture Entrepreneurs’ Fund III, L.P. (“AVE III” and together with Atlas III, the “Atlas III Funds”), Atlas Venture Associates IV, L.P. (“AVA IV LP”), Atlas Venture Associates III, L.P. (“AVA III LP”), Atlas Venture Associates IV, Inc. (“AVA IV Inc.”), Atlas Venture Associates III, Inc. (“AVA III Inc.”), Axel Bichara (“Bichara”), Jean-Francois Formela (“Formela”) and Christopher Spray (“Spray”). Atlas IV, Atlas IV-A, AVE IV, Atlas III and AVE III are referred to individually herein as a “Fund” and collectively as the “Funds”. The persons and entities named in this Item 2(a) are referred to individually herein as a “Filing Person” and collectively as the “Filing Persons”.

AVA IV Inc. is the sole general partner of AVA IV LP. AVA IV LP is the sole general partner of the Atlas IV Funds. Messrs. Bichara, Formela and Spray are directors of AVA IV Inc.

AVA III Inc. is the sole general partner of AVA III LP. AVA III LP is the sole general partner of the Atlas III Funds. Messrs. Bichara, Formela and Spray are directors of AVA III Inc.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The principal business office of each of the Filing Persons is:
890 Winter Street, Suite 320
Waltham, MA 02451

Item 2(c).	Citizenship: Atlas IV, AVE IV, Atlas III, AVE III, AVA IV LP and AVA III LP is each a limited partnership formed under the laws of the state of Delaware. AVA IV Inc. and AVA III Inc. is each a corporation formed under the laws of the state of Delaware. Atlas IV-A is a limited partnership formed under the laws of The Netherlands. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Spray is a citizen of the United Kingdom.

Item 2(d).	Title of Class of Securities: Common Stock, $0.001 par value per share (the “Common Stock”).

Item 2(e).	CUSIP Number: 78423C108

Page 14 of 18 pages

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned: Atlas IV is the record holder of 1,880,457 shares of Common Stock as of December 31, 2006 (the “Atlas IV Shares”). Atlas IV-A is the record holder of 545,934 shares of Common Stock as of December 31, 2006 (the “Atlas IV-A Shares”). AVE IV is the record holder of 30,341 shares of Common Stock as of December 31, 2006 (the “AVE IV Shares”). Atlas III is the record holder of 27,734 shares of Common Stock as of December 31, 2006 (the “Atlas III Shares”). AVE III is the record holder of 602 shares of Common Stock as of December 31, 2006 (the “AVE III Shares”). By virtue of their relationship as affiliated limited partnerships, each Fund may be deemed to share the power to direct the disposition and vote the Atlas IV Shares, the Atlas IV-A Shares, the AVE IV Shares, the Atlas III Shares and the AVE III Shares, for an aggregate of 2,485,068 shares of Common Stock (the “Record Shares”). As general partner of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, each of AVA IV LP and AVA III LP may also be deemed to beneficially own the Record Shares. As the general partner of AVA IV LP and AVA III LP respectively, AVA IV Inc. and AVA III Inc. may also be deemed to beneficially own the Record Shares. In their capacities as directors of AVA IV Inc. and AVA III Inc. each of Messrs. Bichara, Formela and Spray may be deemed to beneficially own the Record Shares.

Each Filing Person disclaims beneficial ownership of the Record Shares except for such shares, if any, such Filing Person holds of record.

(b)	Percent of Class:

Each Filing Person: 16.41%

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote:

0

(ii)	shared power to vote or to direct the vote:

2,485,068 for each Filing Person

(iii)sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

Page 15 of 18 pages

2,485,068 for each Filing Person

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
Not Applicable. The Filing Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 16 of 18 pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 12, 2007

*

Axel Bichara

*

Jean-Francois Formela

*

Christopher Spray

Atlas Venture Fund IV, L.P.
Atlas Venture Entrepreneurs’ Fund IV, L.P.
Atlas Venture Parallel Fund IV-A, C.V.
By:	Atlas Venture Associates IV, L.P.
their general partner
By:	Atlas Venture Associates IV, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates IV, L.P.
By:	Atlas Venture Associates IV, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates IV, Inc.

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Page 17 of 18 pages

Atlas Venture Fund III, L.P.
Atlas Venture Entrepreneurs’ Fund III, L.P.
By:	Atlas Venture Associates III, L.P.
their general partner
By:	Atlas Venture Associates III, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates III, L.P.
By:	Atlas Venture Associates III, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates III, Inc.

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

* By:	/s/ Jeanne Larkin Henry
By Jeanne Larkin Henry in her
individual capacity and as
Attorney-in-Fact

Page 18 of 18 pages

Exhibit 1
AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of SGX Pharmaceuticals, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Dated: February 12, 2007

*

Axel Bichara

*

Jean-Francois Formela

*

Christopher Spray

Atlas Venture Fund IV, L.P.
Atlas Venture Entrepreneurs’ Fund IV, L.P.
Atlas Venture Parallel Fund IV-A, C.V.
By:	Atlas Venture Associates IV, L.P.
their general partner
By:	Atlas Venture Associates IV, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates IV, L.P.
By:	Atlas Venture Associates IV, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates IV, Inc.

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Fund III, L.P.
Atlas Venture Entrepreneurs’ Fund III, L.P.
By:	Atlas Venture Associates III, L.P.
their general partner
By:	Atlas Venture Associates III, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates III, L.P.
By:	Atlas Venture Associates III, Inc.
its general partner

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

Atlas Venture Associates III, Inc.

By:	*

Name:	Jeanne Larkin Henry
Title:	Vice-President

* By:	/s/ Jeanne Larkin Henry
By Jeanne Larkin Henry in her
individual capacity and as
Attorney-in-Fact

Exhibit 2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs’ Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund IV, L.P., Atlas Venture Entrepreneurs’ Fund IV, L.P., Atlas Venture Parallel Fund IV-A, C.V., Atlas Venture Parallel Fund IV-B, C.V., Atlas Venture Associates IV, L.P., Atlas Venture Associates IV, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs’ Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Atlas Venture Fund VI, L.P., Atlas Venture Entrepreneurs’ Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG, Atlas Venture Associates VI, L.P. and Atlas Venture Associates VI, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2005.

/s/ Axel Bichara
Axel Bichara

/s/ Jean-Francois Formela
Jean-Francois Formela

/s/ Christopher Spray
Christopher Spray